EXHIBIT 10.7

NATIONAL PENN BANCSHARES, INC. CAPITAL ACCUMULATION PLAN

(Amended and Restated Effective January 1, 1997)
(Revised 2001)

Amendment No. 15

National Penn Bancshares, Inc. (the "Company") adopted the National Penn Bancshares, Inc. Capital Accumulation Plan (Amended and Restated Effective January 1, 1997)(Revised 2001)(the "Plan") for the benefit of certain of its Employees (as defined in the Plan) and its subsidiaries' Employees. The Company subsequently amended the Plan by Amendment Nos. 1-14.

The Company hereby amends the Plan effective as of January 1, 2006, to reflect changes in regulations under sections 401(k) and 402(g) of the Internal Revenue Code of 1986, as amended, that are applicable to the Plan for the Plan Year beginning on that date.

1.  Subsection 4(b)(i) is amended to read as follows:

"(i)                       Exclusion Limit.  The maximum amount of contribution which any Member may make in any calendar year under subsection 4(a) is $15,000 for 2006 and an increased annual amount thereafter resulting from cost of living adjustments, if any, pursuant to the Code. In addition, if a Member will attain age 50 on or before the last day of the Plan Year, the Member may make a "catch-up" contribution permitted by section 414(v) of the Code.  The maximum amount of catch-up contribution shall be $5,000 for 2006 and an increased annual amount thereafter resulting from cost of living adjustments, if any, pursuant to the Code. The elective contribution limits shall be reduced by the amount of elective deferrals by such Member under all other plans, contracts or arrangements of any Participating Company or Related Entity  If the contribution under subsection 4(a) for a Member for any calendar year exceeds the applicable limit, the Committee shall direct the Trustee to distribute the excess amount (plus any income and minus any loss allocable to such amount for the calendar year and the gap period from the end of the plan Year to the date of distribution determined under the Plan's method for determining income allocable to excess deferrals established in accordance with Reg. Sec. 1.402(g)-1(e)(5)(ii)) to the Member not later than the April 15th following the close of such calendar year. If (A) a Member participates in another plan which includes a qualified cash or deferred arrangement, (B) such Member contributes in the aggregate more than the exclusion limit under the Plan and the corresponding provisions of the other plan and (C) the Member notifies the Committee not later than March 1st following the close of such calendar year of the portion of the excess the Member has allocated to this Plan, then the Committee may direct the Trustee to distribute to the Member not later than April 15th  following the close of  such calendar year  the excess amount (plus any income and minus any loss allocable to such amount for the calendar year and the gap period from the end of the Plan Year to the date of distribution determined under the Plan's method for determining income allocable to excess deferrals established in accordance with Reg. Sec. 1.402(g)-1(e)(5)(ii)). A Member shall be deemed to have given the notification described in (C) above if the excess results from contributions solely to this Plan or plans sponsored by Related Entities."

2.	Subsection 4(f)(ii) is amended to read as follows:

"(ii)                      QNEC or Refund.  If the relationship of the "actual deferral percentages" does not satisfy subsection 4(f)(i) for any Plan Year, the Participating Companies may make "qualified nonelective contributions" (within the meaning of the regulations promulgated under section 401(k) of the Code) in an equal dollar amount for all or a class of eligible "nonhighly compensated employees".

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However, for purposes of testing, "disproportionate contributions", as defined below, shall be disregarded. A contribution is "disproportionate" to the extent it exceeds the greater of 5% of "compensation" or the Plan's "representative contribution rate" multiplied by "compensation".  The "representative contribution rate" is the lowest "applicable contribution rate" of any "nonhighly compensated employee" in a group that consists of half of all eligible "nonhighly compensated employees" for the Plan Year or, if greater, the lowest "applicable contribution rate" of any eligible "nonhighly compensated employee" in the group of all eligible "nonhighly compensated employees" for the Plan Year and who is employed by a Participating Company on the last day of the Plan Year. The "applicable contribution rate" is a fraction, the numerator of which is the sum of the "qualified matching contributions" and "qualified nonelective contributions" (both within the meaning of regulations under section 401(k) of the Code) made for a "nonhighly compensated employee" and the denominator of which is his "compensation".  Such contributions shall be (A) treated for purposes of subsection 4(f) as contributions made by a Member under subsection 4(a) for the Plan Year for which they are made, (B) 100% nonforfeitable, (C) not subject to distribution for hardship under Section 10 and (D) accounted for as a subaccount of the Member's Salary Reduction Account.  If the Participating Companies do not make such contributions or such contributions do not result in satisfaction of subsection 4(f)(i), then the Administrator shall direct the Trustee to distribute the "excess contribution" (as defined below) for such Plan Year (plus any income and minus any loss allocable thereto (A) for the Plan Year in which the contributions were made and (B) for the gap period from the end of the Plan Year to the date selected, which date is not more than seven days before the date distribution is made, using the "alternative method" of allocating Plan Year and gap period income as set forth in Reg. Sec. 1.401(k)-2(b)(2)(iv)(E) under section 401(k) of the Code) within twelve months after the close of the Plan Year to the "highly compensated employees" on the basis of the amount of contributions attributable to each until the "excess contribution" is eliminated.  The portion of the "excess contribution" attributable to a "highly compensated employee" is determined by reducing the dollar amount of contributions paid over to the Fund on behalf of the "highly compensated employees", starting with the highest dollar amount of such contributions, until the "excess contribution" is eliminated.  The amount of "excess contributions" to be distributed shall be reduced by excess deferrals previously distributed for the taxable year ending in the same Plan Year and excess deferrals to be distributed for a taxable year shall be reduced by excess contributions previously distributed for the Plan Year beginning in such taxable year.  Any refund made to a Member in accordance with this subsection shall be drawn from his Salary Reduction Account."

3. The first sentence of subsection 4(g)(ii) is amended to read as follows:

"If the relationship of the "actual contribution percentages" does not satisfy subsection 4(g)(i) for any Plan Year, then the Administrator shall direct the Trustee to distribute the "excess aggregate contribution" (as defined below) for such Plan Year (plus any income and minus any loss allocable thereto (A) for the Plan Year in which the contributions were made and (B) for the gap period from the end of the Plan Year to the date selected, which date is not more than seven days before the date distribution is made, using the "alternative method" of allocating Plan Year and gap period  income as set forth in Reg. Sec. 1.401(m)-2(b)(2)(iv)(E) under section 401(m) of the Code) within twelve months after the close of the Plan Year to the "highly compensated employees" on the basis of the amount of contributions attributable to each until the "excess aggregate contribution" is eliminated."

4.	Subsection 8(d)(iii)(B) is deleted.

5.	Subsection 10(d)(i) is amended to read as follows:

" A distribution shall be deemed to be made on account of an immediate and heavy financial need of the Member if the distribution is on account of (i) medical expenses described in section 213(d) of the Code incurred or to be incurred by the Member, the Member's spouse or any dependent of the Member; (ii) purchase (excluding mortgage payments) of a principal residence for the Member; (iii) payment of tuition and related educational fees, including room and board expenses, for the next twelve months of post-secondary education for the Member, the Member's spouse, child or any dependent of the Member; (iv) the need to prevent the eviction of the Member from his principal residence or foreclosure on the mortgage of the Member's principal residence; (v) payments for burial or funeral expenses for the Member's deceased parent, spouse, children or dependents; or (vi) expenses for the repair of damage to the Member's principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income. For purposes of this subsection, "dependent of the Member" means a dependent as defined in section 152 of the Code without regard to sections 152(b)(1), (b)(2) and (d)(1)(B)."

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Executed this 4th day of October, 2006.

Attest:	NATIONAL PENN BANCSHARES, INC.

By: /s/ Donna L. Wentzel	By: /s/ Earl Houseknecht
Senior Vice President-HR

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